EXHIBIT 2.2

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 8, 2011, is entered into by and between Cahaba Pharmaceuticals, Inc., a Nevada corporation (“CAHA”), and Visual Network Design, Inc., a Nevada corporation (“VNDI”).

RECITALS

A.	VNDI is a wholly-owned subsidiary of CAHA;

B.
The boards of directors of VNDI and CAHA deem it advisable and in the best interests of their respective companies and shareholders that VNDI be merged with and into CAHA, with CAHA remaining as the surviving corporation under the name “Visual Network Design, Inc.”;

C.	The board of directors of VNDI has approved the plan of merger embodied in this Agreement; and

D.	The board of directors of CAHA has approved the plan of merger embodied in this Agreement.

In consideration of the mutual agreements and covenants set forth herein, the parties hereto do hereby agree to merge on the terms and conditions herein provided, as follows:

AGREEMENT

1.           THE MERGER

1.1           The Merger.  Upon the terms and subject to the conditions hereof, on the Effective Date (as hereinafter defined), VNDI shall be merged with and into CAHA in accordance with the applicable laws of the State of Nevada (the “Merger”).  The separate existence of VNDI shall cease, and CAHA shall be the surviving corporation under the name “Visual Network Design, Inc.” (the “Surviving Corporation”) and shall be governed by the laws of the State of Nevada.

1.2           The Effective Date.  The Merger shall become effective on the date and at the time (the “Effective Date”) that:

(a)
the Articles of Merger, in substantially the form previously circulated among the Board of Directors of CAHA and VNDI, that the parties hereto intend to deliver to the Secretary of State of the State of Nevada, are accepted and declared effective by the Secretary of State of the State of Nevada; and

(b)	after satisfaction of the requirements of the laws of the State of Nevada.

1.3           Articles of Incorporation.  On the Effective Date, the Articles of Incorporation of CAHA, as in effect immediately prior to the Effective Date, shall continue in full force and effect as the Articles of Incorporation of the Surviving Corporation except that Article 1 of the Articles of Incorporation of CAHA, as the Surviving Corporation, shall be amended to state that the name of the corporation is “Visual Network Design, Inc.”.

1.4           Bylaws.  On the Effective Date, the Bylaws of CAHA, as in effect immediately prior to the Effective Date, shall continue in full force and effect as the bylaws of the Surviving Corporation.

1.5           Directors and Officers.  The directors and officers of CAHA immediately prior to the Effective Date shall be the directors and officers of the Surviving Corporation, until their successors shall have been duly elected and qualified or until otherwise provided by law, the Articles of Incorporation of the Surviving Corporation or the Bylaws of the Surviving Corporation.

2.           CONVERSION OF SHARES

2.1           Common Stock of CAHA.  Upon the Effective Date, by virtue of the Merger and without any action on the part of any holder thereof, each share of common stock of CAHA, par value of $0.0001 per share, issued and outstanding immediately prior to the Effective Date shall be changed and converted into one fully paid and non-assessable share of the common stock of the Surviving Corporation, par value of $0.0001 per share (the “Survivor Stock”).

2.2           Common Stock of VNDI.  Upon the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock of VNDI, par value of $0.001 per share, issued and outstanding immediately prior to the Effective Date shall be cancelled.

2.3           Exchange of Certificates.  Each person who becomes entitled to receive any Survivor Stock by virtue of the Merger shall be entitled to receive from the Surviving Corporation a certificate or certificates representing the number of Survivor Stock to which such person is entitled as provided herein.

3.           EFFECT OF THE MERGER

3.1           Rights, Privileges, Etc.  On the Effective Date of the Merger, the Surviving Corporation, without further act, deed or other transfer, shall retain or succeed to, as the case may be, and possess and be vested with all the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of VNDI and CAHA; all property of every description and every interest therein, and all debts and other obligations of or belonging to or due to each of VNDI and CAHA on whatever account shall thereafter be taken and deemed to be held by or transferred to, as the case may be, or invested in the Surviving Corporation without further act or deed; title to any real estate, or any interest therein vested in VNDI or CAHA, shall not revert or in any way be impaired by reason of this merger; and all of the rights of creditors of VNDI and CAHA shall be preserved unimpaired, and all liens upon the property of VNDI or CAHA shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the respective corporations shall thenceforth remain with or be attached to, as the case may be, the Surviving Corporation and may be enforced against it to the same extent as if all of said debts, liabilities, obligations and duties had been incurred or contracted by it.

3.2           Further Assurances.  From time to time, as and when required by the Surviving Corporation or by its successors and assigns, there shall be executed and delivered on behalf of VNDI such deeds and other instruments, and there shall be taken or caused to be taken by it such further other action, as shall be appropriate or necessary in order to vest or perfect in or to confirm of record or otherwise in the Surviving Corporation the title to and possession of all the property, interest, assets, rights, privileges, immunities, powers, franchises and authority of VNDI and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of VNDI or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

4.           GENERAL

4.1           Abandonment.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by mutual written agreement of VNDI and CAHA.

4.2           Amendment.  At any time prior to the Effective Date, this Agreement may be amended or modified in writing by the board of directors of both VNDI and CAHA.

4.3           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.

4.4           Counterparts.  In order to facilitate the filing and recording of this Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

4.5           Electronic Means.  Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date set forth above.

CAHABA PHARMACEUTICALS, INC.

By:  /s/ Kenneth Spiegeland
Name:  Kenneth Spiegeland
Title:  President and Chief Executive Officer

VISUAL NETWORK DESIGN, INC.

By:  /s/ Kenneth Spiegeland
Name:  Kenneth Spiegeland
Title:  President and Chief Executive Officer